Exhibit 10.3

EXECUTIVE OFFICER CONTINUITY AGREEMENT

THIS EXECUTIVE OFFICER CONTINUITY AGREEMENT (“Agreement”) made and entered into as of the ____ day of _________, 2019, by and between HELIOS TECHNOLOGIES, INC., a Florida corporation, along with its affiliates and subsidiaries (together, the “Company”) and ____________________, an individual residing in Sarasota, Florida (“Executive”).

W I T N E S S E TH:

WHEREAS, Executive is the ____________________ of _____________; and

WHEREAS, the Company wishes to assure both itself and Executive of continuity of management in the event of any actual or threatened change in control of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained herein, the parties do hereby agree as follows:

1.Purpose and Intent.  The Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) of the Company exists and that such possibility, and the uncertainty and questions which it necessarily raises may result in the departure or distraction of the Executive to the detriment of the Company and its shareholders in this period when their undivided attention and commitment to the best interests of the Company and its shareholders are particularly important.  Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive to his or her assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.  This Agreement is not intended to alter materially the compensation and benefits that Executive could reasonably expect in the absence of a change in control and, accordingly, this Agreement, although taking effect upon the parties’ execution hereof, will be operative only upon a Change in Control of the Company.

2.Term of Agreement.  This Agreement shall be effective upon the execution by the parties, and shall remain in effect until the date Executive’s employment by the Company is terminated; provided, however, that if Executive’s employment is terminated following, or prior to a Change in Control, within the time frames set forth in Section 3 below, the term shall continue in effect until all payments and benefits have been made or provided to Executive under this Agreement.

3.Termination In Connection with a Change in Control.  For purposes of this Agreement only, a termination of Executive’s employment in connection with a Change in Control (“Termination In Connection with a Change in Control”) shall be deemed to occur if at any time during the two-year period immediately following a Change in Control or within ninety (90) days prior to a Change in Control:

(a)there has been an actual termination by the Company of Executive’s employment, other than (i) “For Cause” (as defined in Section 7 below), (ii) Executive’s death, or (iii) on account of an accident or illness which renders Executive unable, for a period of at least six (6) consecutive months, to perform the essential functions of his or her job notwithstanding the provision of reasonable accommodation by the Company;

(b)the Company reduces Executive’s salary, removes Executive for the position of _____________________ of _________________, reduces reward opportunities (which will be evaluated in light of the performance requirements therefor), reduces other compensation, deprives Executive of any material fringe benefit, a material diminution in Executive’s authority, duties, or responsibilities, a material diminution in the authority, duties, or responsibilities of the person to whom Executive is required to report, a material diminution in the budget over which Executive retains authority, or a relocation of Executive’s primary office more than fifty (50) miles from his or her then current office location, but not closer to his or her principal residence (each, a “Good Reason” event), without his or her prior express written approval; provided that the Executive must notify the Company of such event in writing within thirty (30) days of its occurrence, specifying the circumstance that the Executive claims constitutes Good Reason, at which time the Company will then have fifteen (15) days to cure such Good Reason event, and if the Company fails to do so, the Executive must provide a notice of termination within ten (10) days of the expiration of the fifteen-day cure period in order for his or her resignation to constitute a resignation for Good Reason and qualify under this subsection (b); or

(c)any material breach by the Company of any provision of this Agreement.

4.Change in Control.  A Change in Control will be deemed to have occurred if:

(a) “person” as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding equity securities (“Equity Securities”);

(b)a majority of members of the Board is replaced during any 12–month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(c)there is a merger or consolidation of the Company in which the Company does not survive as an independent public company other than a merger of the Company in which the holders of Equity Securities immediately prior to the merger have the same proportionate ownership of Equity Securities of the surviving company immediately after the merger; or

(d)the business or businesses of the Company for which Executive’s services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary) of the Company, or otherwise.

Notwithstanding the above, if a Change of Control occurs within ninety (90) days after the termination of Executive’s employment with the Company, then such Change of Control must also qualify as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided in Treas. Reg. §1.409A-3(i)(5), as may be amended from time to time.

5.Compensation Upon Termination In Connection with a Change in Control.

(a)Subject to the terms of this Agreement, upon a Termination In Connection with a Change in Control during the term of this Agreement, Executive shall be entitled to (i) a lump sum payment, within fifteen (15) days following the expiration of the period in which the Executive has the right to revoke the Release described in Section 5(c) or the consummation of a Change in Control, whichever occurs later, in an amount equal to two (2) times the sum of (A) the amount of the Executive’s annual base salary at the time of termination plus (B) the target value at the time of grant of the annual short-term incentive compensation award to the Executive, if any, granted during the current fiscal year or, if the Compensation Committee of the Board of Directors has not yet met to consider the annual short-term incentive compensation award to the Executive for the current fiscal year, then the target value at the time of grant of the annual short-term incentive compensation award to the Executive, if any, granted during the immediately preceding fiscal year; (ii) immediate vesting of and an extended period of at least one year (three months in the case of incentive stock options) following the date of such termination in which to exercise all previously granted but unvested and/or unexercised options to acquire Company stock; (iii) immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares of restricted Company stock; (iv) immediate vesting and payment of all time-based restricted stock units granted to Executive; (v) immediate vesting and payment of all performance-based restricted stock units (at 100% of target) granted to Executive; and (vi) continuing medical, dental, life, disability and hospitalization benefits as elected by the Executive under the Company’s employee benefit plans after termination pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at Company expense, for Executive and his family as then in effect, for a period of twenty-four (24) months following the date of termination.  The employer contribution for COBRA coverage will not be provided to the Executive, however, to the extent that the Company reasonably determines that doing so would subject the Company to the excise tax under Section 4980D of the Code (as a result of discriminatory coverage under an insured health plan).  Except as required by law, under no circumstances shall the Company have the right to delay payment of any amounts due under this Agreement.

(b)Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any amounts earned or accrued through the date of termination or by any amounts to which Executive shall be entitled by law (nor shall payment hereunder be deemed in lieu of such amounts), by any retirement benefits after the date of termination, or otherwise.

(c)To qualify for the payments and benefits described above, the Executive must:

(i)

execute and deliver to the Company (and not have revoked) a general release (the “Release”), in form and substance reasonably acceptable to the Company and within the reasonable time period designated by the Company (not less than 21 days or longer than 45 days), releasing the Company and its affiliates from all liabilities and from all claims Executive may have against the Company in connection with Executive’s employment by the Company. If the Executive does not sign and return the Release within the specified period, or he or she attempts to revoke it, he or she will forfeit any payments contingent on the Release; and

(ii)

comply with the restrictive covenants set forth in any other agreement between the Company and Executive; provided, however, that the term “Restricted Period” contained in any such agreements (or such term of similar import used therein) shall mean the 24-month period following  termination of employment.  Executive shall forfeit, and repay if already paid by the Company, the severance benefits described in Section 5(a), if he or she violates any of these restrictive covenants during such 24-month period.

(d)Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his or her estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to applicable law or regulation.  In lieu of withholding such amounts, the Company may accept other provisions to the end that it has sufficient funds to pay all taxes required to be withheld in respect of any of such payments.

6.Tax Matters.

(a)	Section 409A of the Code.
(i)

Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”) or shall comply with the requirements of Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A of the Code. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment of Executive shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of a Termination In Connection with a Change in Control for purposes of any such payment or benefits.

(ii)

To the extent that the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company without violating the provisions of Section 409A of the Code.

(iii)

Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the date of Executive’s termination of employment with the Company  Executive is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (i) the date which is six (6) months and one (1) day after the Executive’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(iv)

For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment under this Agreement to Executive (including any installment payments) shall be deemed a separate payment.

(v)

In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. If the period for signing and returning or revoking the Release designated by the Company extends into a later taxable year, any payments that are subject to Code Section 409A and contingent upon the Release will be made (or begin) in the later taxable year.

(vi)

With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the Executive’s employment with the Company or the term of this Agreement (or applicable survival period), (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (c) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (d) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(b)Section 280G of the Code. If any payments or benefits otherwise payable to the Executive under this Agreement in connection with a Change in Control would, when combined with any other payments or benefits the Executive becomes entitled to receive that are contingent on the same Change in Control (such payments and benefits to be referred to as “Parachute Payments”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the payments and benefits payable to the Executive under this Agreement shall be reduced to the largest amount which can be paid to Executive without triggering the Excise Tax, but only if and to the extent that such reduction would result in Executive retaining larger aggregate after-tax payments (the “Reduced Amount”). Any determination of the Excise Tax or the Reduced Amount required under this Section 6(b) shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon the Company and the Executive for all purposes.  For purposes of making the calculations required by this Section 6(b), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish such information and documents as the accountants may reasonably request in order to make a determination under this Section 6(b). The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 6(b).

7.Definition of “For Cause”.  The termination of Executive’s employment by the Company shall be deemed “For Cause” if it results from (a) the commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), including theft or destruction of property of the Company, or any other act or practice which the Board of Directors of the Company (the “Board”) shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Company’s fidelity bond; (b) the willful engaging in misconduct which is deemed by the Board, in good faith, to be materially injurious to the Company, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Company and competing with the Company, or soliciting employees, consultants or customers of the Company in violation of law or any employment or other agreement to which the recipient is a party; (c) the continued failure or habitual neglect by the Executive to perform his or her duties with the Company; or (d) other disregard of rules or policies of the Company or any subsidiary, or conduct evidencing willful or wanton disregard of the interests of the Company. For purposes of this Agreement, no act or failure to act by the recipient shall be deemed “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, if Executive has entered into an employment agreement that is binding as of the date of such event, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply. The determination of whether the Executive has engaged in an act that constitutes Cause shall be made by the Board, which prior to making such determination shall provide written notice of the event of Cause to the Executive and allow the Executive a reasonable opportunity to cure such event.

8.Miscellaneous.

(a)Intent.  This Agreement is made by the Company in order to induce Executive to remain in the Company’s employ, with the Company’s acknowledgment and intent that it will be relied upon by Executive, and in consideration of the services to be performed by Executive from time to time hereafter.  However, this Agreement is not an agreement to employ Executive for any period of time or at all.  This Agreement is intended only as an agreement to provide Executive with specified compensation and benefits if there is a Termination In Connection with a Change in Control.

(b)Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida.  Any action brought by a party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Sarasota County, Florida.

(c)Assumption of Agreement.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall require the Company to pay to Executive compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder in the event of a Termination In Connection with a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed to be the date on which Executive shall receive such compensation from the Company.  As used in this Agreement, “Company” shall mean the Company as herein above defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(d)Successors and Assigns.  This Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

(e)Notices.  Except as otherwise expressly provided herein, any notice, demand or payment required or permitted to be given or paid shall be deemed duly given or paid only if personally delivered or sent by United States mail and shall be deemed to have been given when personally delivered or three (3) days after having been deposited in the United States mail, certified mail, return receipt requested, properly addressed with postage prepaid.  All notices or demands shall be effective only if given in writing.  For the purpose hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 8(e), shall be as follows:

The Company:	Melanie M. Nealis, Esq. Chief Legal & Compliance Officer Helios Technologies, Inc. 1500 W. University Parkway Sarasota, FL 34243
Executive:	[address]

(f)Severability.  In the event any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severed from the rest of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g)Entirety.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understandings relating to the subject matter hereof.

(h)Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which Executive may qualify, nor shall anything in this Agreement limit or reduce such rights as Executive may qualify, nor shall anything in this Agreement limit or reduce such rights as Executive may have under any other agreements with the Company (except for any severance or termination agreement). In the event Executive qualifies for severance benefits under another policy, program or by local law/statute, such severance shall offset (and not paid in addition to) any amounts or benefits due herein. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

(i)Amendment.  This Agreement may be amended only by a written instrument signed by the Company and Executive, which makes specific reference to this Agreement.

(j)The Company shall pay on behalf of Executive all legal fees and related costs incurred by Executive in connection with the negotiation of this Agreement up to a maximum amount of $5,000.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HELIOS TECHNOLOGIES, INC.	EXECUTIVE

By:
Wolfgang H. Dangel
President and Chief Executive Officer